Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 002-84202 on Form S-8 of the Herman Miller, Inc. Profit Sharing and 401(k) Plan of our report dated May 30, 2014 appearing in this Annual Report on Form 11-K of the Herman Miller, Inc. Profit Sharing and 401(k) Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP
Grand Rapids, Michigan
May 30, 2014